EXHIBIT 99.1

HEALTHTRONICS, INC. ANNOUNCES THIRD QUARTER 2007 RESULTS Achieves Adjusted EBITDA Growth over Second Quarter 2007

AUSTIN, Texas -- (BUSINESS WIRE) – November 1, 2007 -- HealthTronics, Inc. (NASDAQ: HTRN), a leading provider of Urology services and products, today announced its financial results for the third quarter ended September 30, 2007.

Third Quarter Financial Review

Revenue from continuing operations for the third quarter 2007 totaled $36.0 million, compared to $35.9 million in the same period in 2006 and $35.6 million in the second quarter of 2007. The Company’s income from continuing operations for the third quarter of 2007, in accordance with generally accepted accounting principles (“GAAP”), was $0.6 million or $0.02 per diluted share. The Company’s non-GAAP income from continuing operations per diluted share for the third quarter 2007 was also $0.02, which excludes non-cash stock-based compensation expense. The non-GAAP income compares to a $0.01 per diluted share loss from continuing operations in the third quarter of 2006.

During the quarter, the Company recorded adjusted EBITDA of $4.4 million, or 12% of revenue, which compares to adjusted EBITDA in the second quarter of 2007 of $4.2 million for an increase of 5%. The adjusted EBITDA recorded in the third quarter of 2006 was $4.8 million, or 13% of revenue. The increase in revenue from the third quarter of 2006 was due to revenue from the Keystone acquisition that closed in the second quarter of 2007, offset by a decrease in revenue from sales of medical products and decreases in lithotripsy procedure volume primarily within partnerships that the company has strategically exited within the last year.

The Company had cash and cash equivalents totaling $23.3 million as of September 30, 2007 and cash flows from operations of $45.6 million for the nine months ended September 30, 2007, which compares to cash flow from operations of $36.8 million for the nine months ended September 30, 2006.

Urology Services

Urology Services division revenue for the third quarter of 2007 was $31.6 million compared to $31.1 million for the same period in 2006, an increase of 2%. The increase in quarterly revenue from the third quarter of 2006 was due to revenue from the Keystone acquisition, offset by decreases in lithotripsy procedure volume primarily within partnerships that the company has strategically exited within the last year. Same partnership lithotripsy procedures increased 1% compared to the third quarter of 2006 and revenue per procedure was up 2% from the third quarter of 2006 as well. The Urology Services division adjusted EBITDA for the third quarter of 2007 was $5.0 million or 15.7% of revenue compared to $5.8 million or 18.8% of revenue recorded in the third quarter of 2006.

Medical Products

Medical Products division revenue for the third quarter of 2007 was $4.2 million compared to $4.6 million in the same period in 2006 and $4.6 million in the second quarter of 2007. The decreases from the third quarter of 2006 and the second quarter of 2007 were primarily due to a lower number of patient tables and lithotripters sold in the third quarter of 2007 offset by increased revenue from service maintenance contracts, the RevoLix™ laser and the anatomical pathology lab. The laboratory revenue increased 390% from the third quarter of 2006. The adjusted EBITDA for the Medical Products division for the third quarter of 2007 was $0.6 million or 14% of revenue compared to $0.3 million or 5% of revenue recorded in the third quarter of 2006.

Business Outlook

James Whittenburg, President and Chief Executive Officer commented, “The third quarter results reflect another positive step directionally for HealthTronics. We experienced better than expected results within each of our divisions and have now exceeded our internal forecast for the third consecutive quarter. Based on our results through September 30th, we are tracking ahead of our annual guidance and remain on track with our growth initiatives.”

Mr. Whittenburg continued, “Our balance sheet remains strong and our improving financial performance and positive cash flow has us well positioned for future growth. We expect our business to continue to strengthen as we expand our partnerships with physicians, enhance our services, introduce new technology to our urologist partners and execute on other strategic opportunities.”

Conference Call and Webcast: Management of HealthTronics will host a conference call the morning of Friday, November 2, 2007 at 11:00 a.m. EDT. Interested parties may participate in the call by dialing 877-741-4242 (International callers dial 719-325-4785) and ask for the "HealthTronics Q3 2007 Earnings" call (confirmation code: 7045805). Please call in 10 minutes before the call is scheduled to begin. The conference call will also be webcast live via the Investors section of HealthTronics' web site at www.healthtronics.com. If you are unable to listen live, the conference call will be archived on the HealthTronics web site until December 1, 2007.

 HealthTronics’ use of Non GAAP Financial Measures:

This press release includes financial measures for net income (loss), net income (loss) from continuing operations, and related per share amounts that exclude certain charges and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding certain charges, these non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results, to competitors’ operating results, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance. The Company believes these non-GAAP financial measures are useful to decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in it financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measure as provided in the financial statements attached to this press release.

EBITDA and Adjusted EBITDA: HealthTronics has presented EBITDA and Adjusted EBITDA amounts, which are non-GAAP financial measures. In the SEC filings, HealthTronics has reconciled such amounts to their most directly comparable financial measure calculated in accordance with GAAP, which is HealthTronics’ net income. HealthTronics believes that its presentations of EBITDA and Adjusted EBITDA are important supplemental measures of operating performance to its investors.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a commonly used measure of performance which HealthTronics believes, when considered with measures calculated in accordance with GAAP, gives investors a more complete understanding of HealthTronics’ operating results before the impact of investing and financing transactions and income taxes. HealthTronics does not subtract minority interest expense when calculating EBITDA; however, HealthTronics does adjust for minority interest expense and refers to this measure as “Adjusted EBITDA”. Minority interest is a GAAP measure intended to reflect our partner’s share of our consolidated net income and not our partner’s share of our consolidated EBITDA. For example, calculation of minority interest expense does not include adjustments for depreciation, amortization, taxes or interest. As a result, our partners’ share of consolidated EBITDA may not, in a given reporting period, equal the deduction for minority interest expense used in arriving at Adjusted EBITDA. HealthTronics has historically reported Adjusted EBITDA to its investors and believes that the continued inclusion of Adjusted EBITDA provides consistency in its financial reporting. Adjusted EBITDA is among the more significant factors in management’s internal evaluation of total company performance. Adjusted EBITDA is also widely used by HealthTronics management in the annual budgeting process. HealthTronics believes these measures continue to be used by investors and creditors in their assessment of HealthTronics’ operational performance and the valuation of the company.

EBITDA and Adjusted EBITDA are used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as an alternative to net income, operating income, a liquidity measure, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA and Adjusted EBITDA reflect additional ways of viewing HealthTronics’ operations that HealthTronics believes, when viewed with its GAAP results and the reconciliations to the corresponding GAAP financial measures provide a more complete understanding of factors and trends affecting HealthTronics’ business than could be obtained absent this disclosure.

About HealthTronics: HealthTronics, Inc. is a premier urology company providing an exclusive suite of healthcare services and technology including urologist partnership opportunities, surgical and capital imaging equipment, maintenance services offerings, and clinical and anatomical pathology services. For more information, visit www.healthtronics.com.

Cautionary Language: Statements by the Company’s management made in this press release that are not strictly historical, including statements regarding plans, objective and future financial performance, are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although HealthTronics believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from HealthTronics’ expectations include, among others, the existence of demand for and acceptance of HealthTronics’ services, regulatory approvals, economic conditions, the impact of competition and pricing, financing efforts and other factors described from time to time in HealthTronics’ periodic filings with the Securities and Exchange Commission.

 CONTACT:
HealthTronics, Inc.
Ross Goolsby, Senior Vice President and Chief Financial Officer

ross.goolsby@healthtronics.com
(512) 314-4554
www.healthtronics.com

HEALTHTRONICS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

($ in thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue:
Urology Services	$31,625	$31,108	$90,846	$92,975
Medical Products	4,176	4,640	13,002	16,050
Other	154	115	421	418

Total revenue	35,955	35,863	104,269	109,443

Cost of services and general and administrative expenses:
Salaries, wages and benefits	10,224	11,481	32,479	32,580
Other costs of services	4,700	4,793	14,249	13,282
General and administrative	1,863	2,250	5,663	6,439
Legal and professional	1,069	1,703	2,162	3,640
Manufacturing costs	1,750	1,980	5,598	8,424
Advertising	237	140	793	947
Other	203	39	218	259
Depreciation and amortization	2,747	2,888	8,339	8,332

	22,793	25,274	69,501	73,903

Operating income	13,162	10,589	34,768	35,540

Other income (expenses):
Interest and dividends	247	253	835	496
Interest expense	(196)	(249)	(644)	(895)

	51	4	191	(399)

Income from continuing operations before provision
for income taxes and minority interest	13,213	10,593	34,959	35,141

Minority interest in consolidated income	12,214	11,381	32,998	33,030
Provision (benefit) for income taxes	389	(10)	956	1,262

Income (loss) from continuing operations	610	(778)	1,005	849

Income (loss) from discontinued operations, net of tax	135	31,955	(111)	32,969

Net income	$745	$31,177	$894	$33,818

Basic earnings per share:
Income (loss) from continuing operations	$0.02	$(0.02)	$0.03	$0.02
Income (loss) from discontinued operations	$--	$0.90	$--	$0.94

Net income	$0.02	$0.88	$0.03	$0.96

Weighted average shares outstanding	35,425	35,286	35,419	35,084

Diluted earnings per share:
Income (loss) from continuing operations	$0.02	$(0.02)	$0.03	$0.02
Income (loss) from discontinued operations	$--	$0.90	$--	$0.94

Net income	$0.02	$0.88	$0.03	$0.96

Weighted average shares outstanding	35,425	35,370	35,423	35,329

HealthTronics, Inc. Consolidated Balance Sheets (Unaudited)

($ in thousands)	September 30, 2007	December 31, 2006
ASSETS
Total current assets	$70,926	$71,825
Property and equipment, net	33,138	34,270
Assets held for sale	--	1,258
Goodwill	234,648	229,261
Other assets	11,402	10,119

	$350,114	$346,733

LIABILITIES
Total current liabilities	$17,958	$30,123
Long-term debt, net of current portion	4,824	5,673
Liabilities held for sale	--	258
Other long-term liabilities	33,722	25,058

Total liabilities	56,504	61,112
Minority interest	35,995	30,104
Total stockholders' equity	257,615	255,517

	$350,114	$346,733

HealthTronics, Inc. Supplemental Financial Information Continuing Operations For the Periods Ended September 30, 2007 and 2006 Unaudited In thousands, except per share data

	3rd Quarter		Year to Date
	2007	2006	2007	2006
Summary of Results from Operations
Revenues	$35,955	$35,863	$104,269	$109,443
EBITDA(a)	$16,583	$16,177	$45,120	$48,246
Adjusted EBITDA(a)	$4,369	$4,796	$12,122	$15,216
Net Income (loss) from Continuing Operations	$610	$(778)	$1,005	$849
Net Income	$745	$31,177	$894	$33,818
EPS from Continuing Operations	$0.02	$(0.02)	$0.03	$0.02
EPS	$0.02	$0.88	$0.03	$0.96
Number of Shares	35,425	35,370	35,423	35,329

Segment Information
Revenues:
Urology Services	$31,625	$31,108	$90,846	$92,975
Medical Products	$4,176	$4,640	$13,002	$16,050
Adjusted EBITDA(a):
Urology Services	$4,980	$5,839	$13,944	$18,862
Medical Products	$585	$250	$1,722	$351
Other Information:
Cashflow from Operations	$18,466	$11,920	$45,564	$36,846
Net Draws (Payments) on Senior Credit Facility	$--	$(123,312)	$--	$(124,063)
Net Debt	$(13,589)	$(12,794)	$(13,589)	$(12,794)

(a) See accompanying reconciliation of EBITDA and Adjusted EBITDA

HealthTronics, Inc. Non-GAAP Financial Measures Reconciliation of EBITDA and Adjusted EBITDA Continuing Operations For the Periods Ended September 30, 2007 and 2006 Unaudited In thousands

	3rd QTR		Year to Date
Consolidated	2007	2006	2007	2006
Income (loss) from Continuing Operations	$610	$(778)	$1,005	$849
Add Back(deduct):
Provision for income taxes	389	(10)	956	1,262
Interest expense	196	249	644	895
Depreciation and amortization	2,747	2,888	8,339	8,332
Restructuring costs	400	2,145	400	3,195
Stockbased compensation costs	27	302	778	683

Adjusted EBITDA	4,369	4,796	12,122	15,216
Add Back:
Minority interest expense	12,214	11,381	32,998	33,030

EBITDA	$16,583	$16,177	$45,120	$48,246

Urology Services Segment
Revenues	$31,625	$31,108	$90,846	$92,975
Expenses:
Cost of Services	(14,536)	(13,934)	(44,214)	(41,639)
Other Income (Expenses)	118	75	352	204

EBITDA	17,207	17,249	46,984	51,540
Minority interest expense	(12,227)	(11,410)	(33,040)	(33,078)

Adjusted EBITDA before add backs:	$4,980	$5,839	$13,944	$18,462

Add Backs:
Restructuring costs	--	--	--	400

Adjusted EBITDA	$4,980	$5,839	$13,944	$18,862

Medical Products Segment
Revenues	$4,176	$4,640	$13,002	$16,050
Expenses:
Cost of Services	(3,612)	(4,434)	(11,349)	(15,790)
Other Income (Expenses)	7	15	27	43

EBITDA	571	221	1,680	303
Minority interest expense	14	29	42	48

Adjusted EBITDA	$585	$250	$1,722	$351